EXHIBIT 99.(b)

[CORPORATE LOGO OMITTED]

FLORIDA PROGRESS CORPORATION
NEWS RELEASE
Corporate Relations Department, St. Petersburg, Florida

                                                Media Contact:
                                                Phil Dean (813) 866-5779

Florida Progress reports second-quarter loss after taking a one-time charge for nuclear outage costs

St. Petersburg, Fla. (July 15, 1997) -- Florida Progress Corporation, the parent of St. Petersburg-based Florida Power Corporation, today reported a loss of $38.2 million or $.39 per share due to costs associated with the extended outage of the company's Crystal River nuclear power plant. This compared with earnings from continuing operations of $58.8 million or $.61 per share for the same quarter last year. These second quarter 1996 earnings were before a $25 million after-tax charge made to reflect the spin-off of Echelon International, the company's former lending, leasing and commercial real estate business.

Revenues for the second quarter totaled $797.3 million, compared with $773.6 million for the second quarter of 1996.

Florida Power, the company's largest subsidiary, reported a loss of $43.6 million or $.45 per share after recording costs related to the extended outage of its nuclear plant. The outage began in September 1996. The plant is expected to return to service by the end of 1997 after modifications are made to several back up safety systems. Second quarter variations reflect $92 million in additional operating and maintenance costs associated with the outage and $70 million for non-recoverable replacement power costs.

Excluding the effect of one-time nuclear outage costs, Florida Power earned $56.1 million or $.58 per share, compared to $53.9 or $.56 per share over the same period last year.

Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress, earned $9.2 million, or $.10 per share during the second quarter.
This compared to earnings of $6.7 million or $.07 per share in the second quarter of 1996. The higher earnings were made possible by improved operating results from its Rail Services and Inland Marine Transportation business units.

Florida Progress Corporation Chief Financial Officer Jeffrey R. Heinicka said, "Having reached a settlement agreement allows us to take a one-time charge for nuclear outage costs. This lets us put the issue behind us and focus on the future."

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
---------------------------------------------------------------------------------------------------------------

                                                  Three Months Ended                 Twelve Months Ended
                                                       June 31                             June 31
                                          --------------------------------  -----------------------------------
                                               1997                1996           1997                1996
                                          ----------------  --------------- ----------------- -----------------

                                             $797.3              $773.6           $3,198.7         $3,087.5
                                          ----------------  --------------- ----------------- -----------------

Income (loss) from continuing operations      (38.2)               58.8              147.6            244.1

Discontinued operations                          -                (25.0)              (1.3)           (25.0)
                                          ----------------  --------------- ----------------- -----------------

Net income (loss)                            ($38.2)              $33.8             $146.3           $219.1
                                          ================  =============== ================= =================

Earnings Per Share (EPS):
Income (loss) from continuing operations      ($.39)               $.61             $1.52             $2.53
Discontinued operations                          -                 (.26)             (.01)             (.26)
                                              ------              ------            ------            ------
Consolidated                                  ($.39)               $.35             $1.51             $2.27
                                              ======              ======            ======            ======

Average Common
 shares Outstanding                        97,057,713          96,792,084        97,034,292        96,352,278

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


Florida Progress Corporation (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary, Florida Power Corporation, is the second-largest investor-owned electric utility in the state. It currently serves approximately 1.3 million customers. Its other primary subsidiary, Electric Fuels Corporation, is an energy and transportation company with interests in coal mining, marine transportation and rail services.